EXHIBIT 10.1

FORM OF DISTRIBUTION REINVESTMENT PLAN

Redwood Mortgage Investors IX, LLC, a Delaware limited liability company (the “Company”), has adopted this distribution reinvestment plan (the “Plan”), administered by the Company, a manager of the Company or an unaffiliated third party (the “Administrator”), as agent for members who elect to participate in the Plan (“Participants”), on the terms and conditions set forth below.  The Administrator shall be chosen by the Company.  The initial Administrator shall be Redwood Mortgage Corp., a California corporation and a manager of the Company.

1.           Election to Participate.  Any purchaser of units of limited liability company interest of the Company (the “Units”), may become a Participant by making a written election to participate on such purchaser’s subscription agreement at the time of subscription for Units. Any member who has not previously elected to participate in the Plan may so elect at any time by completing and executing an enrollment form obtained from the Administrator or any other appropriate documentation as may be acceptable to the Administrator. Participants in the Plan may designate the amount of their cash distributions with respect to all Units owned by them to be reinvested pursuant to the Plan.

2.           Distribution Reinvestment Plan.  The Administrator will receive the designated amount of cash distributions paid by the Company with respect to Units of Participants (collectively, the “Distributions”). Participation will commence with the next Distribution payable after receipt of the Participant’s election pursuant to Section 1 hereof, provided it is received at least ten (10) days prior to the last day of the period to which such Distribution relates. Subject to the preceding sentence, regardless of the date of such election, a holder of Units will become a Participant in the Plan effective on the first day of the period following such election, and the election will apply to the designated amount of Distributions attributable to such period and to all periods thereafter.

3.           General Terms of Plan Investments. The Administrator will apply all Distributions subject to this Plan, as follows:

(a)
The Administrator will invest Distributions in Units at a price of $1.00 per Unit until the earlier to occur of: (i) the issuance of all Units reserved for issuance pursuant to the Plan; (ii) the termination of the Company’s offering of the Units reserved for issuance under the Plan pursuant to the Company’s prospectus to which this form is an exhibit, as thereafter amended or supplemented, and any subsequent offering of Plan Units pursuant to an effective registration statement; or (iii) the termination of this Plan pursuant to Paragraph 9 below.

(b)	No selling commissions, marketing support fee, wholesaling fee or marketing reallowance shall be paid with respect to Units purchased pursuant to the Plan.

(c)
For each Participant, the Administrator will maintain an account which shall reflect for each period in which Distributions are paid (a “Distribution Period”) the Distributions received by the Administrator on behalf of such Participant. A Participant’s account shall be reduced as purchases of Units are made on behalf of such Participant.

(d)
Distributions shall be invested in Units by the Administrator promptly following the payment date with respect to such Distributions to the extent Units are available for purchase under the Plan. If sufficient Units are not available, any such funds that have not been invested in Units within 30 days after receipt by the Administrator and, in any event, by the end of the fiscal quarter in which they are received, will be distributed to Participants. Any interest earned on such accounts will be paid to the Company and will become property of the Company.

(e)
Participants may acquire fractional Units, computed to four decimal places, so that 100% of the Distributions will be used to acquire Units. The ownership of the Units shall be reflected on the books of the Company or its transfer agent.

(f)	In making purchases for Participants’ accounts, the Administrator may commingle Distributions attributable to Units owned by Participants and any additional payments received from Participants.

4.           Absence of Liability.  Neither the Company nor the Administrator shall have any responsibility or liability as to the value of the Units, any change in the value of the Units acquired for the Participant’s account, or the rate of return earned on, or the value of, the interest-bearing accounts in which Distributions are invested.  Neither the Company nor the Administrator shall be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability with respect to the date on which Units are purchased for a Participant.

5.           Suitability.

(a)
Each Participant shall notify the Administrator in the event that, at any time during the Participant’s participation in the Plan, there is any material change in the Participant’s financial condition or inaccuracy of any representation under the subscription agreement for the Participant’s initial purchase of Units.

(b)
For purposes of this Paragraph 5, a material change shall include any anticipated or actual decrease in net worth or annual gross income or any other change in circumstances that would cause the Participant to fail to meet the suitability standards set forth in the prospectus for the Participant’s initial purchase of Units.

6.           Reports to Participants.  Within sixty (60) days after the end of each calendar quarter, the Administrator will mail to each Participant a statement of account describing, as to such Participant, the Distributions received, the number of Units purchased and the per Unit purchase price for such Units pursuant to the Plan during the prior year. Each statement also shall advise the Participant that, in accordance with Section 5 hereof, the Participant is required to notify the Administrator in the event there is any material change in the Participant’s financial condition or if any representation made by the Participant under the subscription agreement for the Participant’s initial purchase of Units becomes inaccurate. Tax information regarding a Participant’s participation in the Plan will be sent to each Participant by the Company or the Administrator at least annually.

7.           Taxes.  Taxable Participants may incur a tax liability for Distributions even though they have elected not to receive their Distributions in cash but rather to have their Distributions held in their account under the Plan.

8.           Termination.

(a)
A Participant may terminate or modify participation in the Plan at any time by written notice to the Administrator.  In the case of a death of a Participant, an executor, heir or other administrator of such Participant’s estate may terminate or modify participation in the Plan with respect to the Units of such Participant by written notice to the Administrator.  To be effective for any Distribution, such notices must be received by the Administrator at least ten (10) days prior to the last day of the Distribution Period to which such Distribution relates.

(b)
A Participant’s transfer of Units will terminate participation in the Plan with respect to such transferred Units as of the first day of the Distribution Period in which such transfer is effective, unless the transferee of such Units in connection with such transfer demonstrates to the Administrator that such transferee meets the requirements for participation hereunder and affirmatively elects participation by delivering an executed authorization form or other instrument required by the Administrator.

9.           Amendment or Termination by Company.

(a)
The terms and conditions of this Plan may be amended by the Company at any time, including but not limited to an amendment to the Plan to substitute a new Administrator to act as agent for the Participants, by mailing an appropriate notice at least ten (10) days prior to the effective date thereof to each Participant.

(b)
The Administrator may terminate a Participant’s individual participation in the Plan, and the Company may terminate the Plan itself, at any time by ten (10) days’ prior written notice to a Participant, or to all Participants, as the case may be.

(c)
After termination of the Plan or termination of a Participant’s participation in the Plan, the Administrator will send to each Participant a check for the amount of any Distributions in the Participant’s account that have not been invested in Units. Any future Distributions with respect to such former Participant’s Units made after the effective date of the termination of the Participant’s participation in the Plan will be sent directly to the former Participant or to such other party as the Participant has designated pursuant to an authorization form or other documentation satisfactory to the Administrator.

10.           State Regulatory Restrictions. The Administrator is authorized to deny participation in the Plan to residents of any state or foreign jurisdiction that imposes restrictions on participation in the Plan that conflict with the general terms and provisions of this Plan.

11.           Notice.  Any notice or other communication required or permitted to be given by any provision of this Plan shall be in writing and, if to the Administrator, addressed to Investor Services Department, 900 Veterans Blvd., Suite 500, Redwood City, California 94063, or such other address as may be specified by the Administrator by written notice to all Participants. Notices to a Participant may be given by letter addressed to the Participant at the Participant’s last address of record with the Administrator. Each Participant shall notify the Administrator promptly in writing of any change of address.

12.           Governing Law.   THIS PLAN AND THE PARTICIPANT’S ELECTION TO PARTICIPATE IN THE PLAN SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE.